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                                                                   EXHIBIT 99.3

                           INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholder

Valley Forge Life Insurance Company

We have audited the financial statements of Valley Forge Life Insurance Company (a wholly-owned subsidiary of Continental Assurance Company, which is a wholly-owned subsidiary of Continental Casualty Company, a wholly-owned subsidiary of CNA Financial Corporation, an affiliate of Loews Corporation) as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, 1996 and 1995, and have issued our report thereon dated February 18, 1998; such financial statements and report are included in Post-Effective Amendment No. 2 to Registration Statement No. 333-1083 on Form S-1 and are included herein. Our audits also included the financial statement schedules of Valley Forge Life Insurance Company, listed in Part II Item 16(b). These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

Deloitte & Touche LLP
Chicago, Illinois
February 18, 1998